Exhibit 10.6

EASTHAMPTON SAVINGS BANK

EXECUTIVE SALARY CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 11th day of July, 2014, by and between Easthampton Savings Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Bank”), and Matthew S. Sosik, an Executive of the Bank (hereinafter referred to as the “Executive”), a member of a select group of management and highly compensated employees of the Bank.

WHEREAS, it is the desire of the Bank and the Executive to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to arrangements providing for or constituting the deferral of compensation subject to said Section 409A; and

WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make a certain payment to the Executive at the termination of his service with the Bank or his beneficiary in the event of his premature death while employed by the Bank; and

WHEREAS, it is the intent of the Bank and the Executive hereto that this Agreement (i) be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the Bank for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) satisfy the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code to the extent that the Agreement constitutes a nonqualified deferred compensation plan subject to Code Section 409A.

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.
FRINGE BENEFIT

The benefit provided by this Agreement is granted by the Bank as a fringe benefit to the Executive and is not part of any salary reduction plan or an arrangement deferring a bonus, salary increase or other compensation payment that the Executive would be entitled to receive during the Executive’s employment in the absence of this Agreement. The Executive has no option to take any bonus or other compensation payment during the Executive’s employment with the Bank in lieu of this benefit except as set forth hereinafter.

II.
RETIREMENT DATE; NORMAL RETIREMENT AGE; SEPARATION FROM SERVICE
A.
Retirement Date:

“Retirement Date” shall mean the later of (i) the date the Executive attains Normal Retirement Age or (ii) the date of the Executive’s Separation from Service.

B.
Normal Retirement Age:

“Normal Retirement Age” shall mean the date on which the Executive attains age sixty-two (62).

C.
Separation From Service:

“Separation from Service” shall mean the Executive dies, retires, or otherwise has a termination of employment with the Bank. However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to reemployment for the Bank. If the period of leave exceeds six (6) months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months).

Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Executive during the immediately preceding thirty-six (36) month period. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

III.
RETIREMENT BENEFIT

Subject to the terms of this Agreement including, without limitation, Paragraphs VI, VII and VIII, the Bank shall pay the Executive, in a lump sum, an amount that is actuarially equivalent to the SERP Annuity, as hereinafter defined. For this purpose, actuarial equivalence shall be determined in accordance with Code Section 417(e)(3) (or its successor provisions) (and, for which purpose, the applicable interest rate shall be five (5%) percent). The term “SERP Annuity” means a single-life annuity commencing on the Executive’s Retirement Date, payable in monthly installments, under which the annual benefit is equal to (A) seventy-five percent (75%) of the Executive’s Final Average Annual Compensation (as hereinafter defined) determined as of the Executive’s Retirement Date (or, if earlier, the Executive’s Separation from Service), less (B): (i) fifty percent (50%) of the Executive’s annual Social Security Benefit (as hereinafter defined); and (ii) one hundred percent (100%) of the annual payments to which the Executive would be entitled under a DC Annuity (as hereinafter defined). Said benefit shall be paid thirty (30) days following the Executive’s Separation from Service.

For purposes of this Agreement, the following terms shall have the meanings provided below:

“Final Average Annual Compensation” means the average of the Annual Compensation, as defined herein, of the Executive for the three (3) Calendar Years, January 1st to December 31st during his final ten (10) Calendar Years of employment with the Bank during which his Compensation was the highest. For purposes of the preceding sentence, “Annual Compensation” shall mean all compensation reported on the Executive’s Form W-2 (medicare, wages and tips) for a calendar year, including, but not limited to, any bonuses actually paid by the Bank to the Executive during the Calendar Years, but adding thereto any amount which is contributed by the Bank on the Executive’s behalf pursuant to a salary reduction agreement and which is not includable in the Executive’s gross income under Code Section 125, 132(f) or 402(e)(3), and excluding therefrom any taxable employee benefits of any kind (e.g., reimbursements of moving and relocation expenses, insurance premiums, automobile, health, medical, and dental expenses, the cost of group-term life insurance, compensation arising from the exercise of a nonqualified stock option or from a stock grant, and any fringe benefit which is not excluded from gross income under Code Section 132).

“Social Security Benefit” means the primary old age insurance benefit payable annually to the Executive beginning at the Executive’s [attainment of age sixty-seven (67) or, if later, the earliest age at which the Executive would be eligible to receive his primary insurance amount under Social Security], provided however that primary old age insurance benefits paid to the Executive prior to attainment of Normal Retirement Age, if any, shall not result in any reduction in the benefit payable to the Executive under this Agreement.

“DC Annuity” means a single life annuity payable to the Executive commencing on the Executive’s Retirement Date for which the present value, determined as at the Executive’s Retirement Date in accordance with Code Section 417(e)(3) (or its successor provisions) (and, for which purpose, the applicable interest rate shall be five (5%) percent), is equal to the Executive’s account balance, determined as of the Executive’s Retirement Date, attributable to employer contributions (excluding elective salary deferrals) and associated gains (and losses) under all individual account plans maintained by the Bank and intended to qualify under Code Section 401(a).

IV.
BONUS REGARDING TAX LIABILITY

For each taxable year of the Executive ending prior to the Executive’s Separation from Service, the Bank shall pay to the Executive annually an amount equal to “A” divided by “B,” where “A” equals the FICA/Medicare tax to which the Executive is subject with respect to such taxable year due to the benefit under this Agreement, and “B” equals (ii) one (1) minus the Executive’s individual maximum federal and state income tax bracket with respect to such taxable year. This amount shall be paid by the Bank to the Executive within thirty (30) days following the end of the Executive’s taxable year.

V.
DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement the Bank will pay the accrued benefit to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of his estate.

VI.
DISABILITY

An Executive is considered disabled if he or she is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Executive of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

VII.
VESTING

The Executive shall be vested in the benefit in Paragraph III in accordance with the following schedule from the Initial Effective Date of this Agreement to a maximum of one hundred percent (100%).

Years of Employment with the Bank	Vested (to a maximum of 100%)
June 17, 2013	0%
December 31, 2013	10%
December 31, 2014	20%
December 31, 2015	30%
December 31, 2016	40%
December 31, 2017	50%
December 31, 2018	60%
December 31, 2019	70%
December 31, 2020	80%
December 31, 2021	90%
December 31, 2022	100%

The portion of the Executive’s benefit that is not vested at separation from service shall be forfeited. The Executive shall be deemed to be one hundred percent (100%) vested upon a termination of service because of death or disability.

VIII.
TERMINATION OF EMPLOYMENT

In the event that the employment of the Executive shall terminate for reasons other than death or disability prior to attainment of Normal Retirement Age, by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall pay to the Executive an amount of money equal to the Executive’s Retirement Benefit, multiplied by the Executive’s cumulative vested percentage (in accordance with the vesting schedule set forth in Paragraph VII above). This compensation shall be paid in a lump sum thirty (30) days following said Separation of Service.

In the event of the Executive’s death should occur after such termination but prior to the payment provided for in this Paragraph VIII, the balance shall be paid in a lump sum to such individual or individuals as the Executive may have designated in writing and filed with the Bank. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

In the event the Executive shall be discharged for cause at any time, all benefits provided herein shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Agreement.

IX.
PARTICIPATION IN OTHER PLANS

The benefits provided hereunder shall be in addition to the Executive’s annual salary as determined by the Board of Directors, and shall not affect the right of the Executive to participate in any current or future bank retirement plan, group insurance, bonus, or in any supplemental arrangement which constitutes a part of the Bank’s regular compensation structure.

X.
MISCELLANEOUS
A.
Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service (for reasons other than death or disability), as that term is used under Section 409A if, pursuant to Code Section 409A, the Executive is considered a “specified employee” under Code Section 409A(a)(2)(B)(i), of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

B.
Beneficiary:

The Executive shall have the right to name a Beneficiary of the Death Benefit. The Executive shall have the right to name such Beneficiary at any time prior to the Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Executive dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Executive’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

C.
Permissible Acceleration Provision:

Under Treasury Regulation Section 1.409A-3(j)(4) (which is incorporated herein by reference and made a part hereof), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. This Agreement allows all permissible payment accelerations under 409A-3(j)(4) that include but are not limited to payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes.

D.
Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

E.
Changes to Time and Form of Payment:

The Bank may permit elections to change the time and form of payment subject to the provisions of this paragraph and the requirements of Code Section 409A. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any election to change the time or form of payment will be considered irrevocable not later than thirty (30) days following acceptance of the election by the Plan Administrator, subject to the following rules:

a.
the election may not take effect until at least twelve (12) months after the date on which the election is made;
b.
the payment (except in the case of death, disability, or unforeseeable emergency) upon which the election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
c.
in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
F.
Opportunity to Consult with Independent Advisors:

The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Executive’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

XI.
ERISA PROVISIONS
A.
Plan Administrator:

The “Plan Administrator” of this Agreement shall be Easthampton Savings Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.
Claims Procedure:
a.
Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Agreement will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.
Denial of Claim:

A claim for benefits under this Agreement will be denied if the Bank determines that the Claimant is not entitled to receive benefits under this Agreement. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.
Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i)
The specific reason or reasons for the denial;
(ii)
Specific reference to pertinent Agreement provisions on which the denial is based;
(iii)
A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and
(iv)
Any other information required by applicable regulations, including with respect to disability benefits.
d.
Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:

(i)
Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;
(ii)
Review and copy (free of charge) pertinent documents, records and other information relevant to the Claimant’s claim for benefits;
(iii)
Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

e.
Decision on Review:

A decision on review of a denied claim shall be made in the following manner:

(i)
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.
(ii)
The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Agreement provisions upon which the decision is based.
(iii)
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the

Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.
(iv)
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.
f.
Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

C.
Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XII.
REORGANIZATION

Prior to entering into acquisition transaction constituting a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, determined in accordance with Treasury regulations and other guidance published under Code Section 409A(a)(2)(A)(v) (each, a “Change of Control”), the Bank agrees to include this Agreement in any materials it presents to such an acquirer as part of the due diligence process. The approval and implementation of such acquisition or transaction shall constitute acceptance of this Agreement by the acquirer its successors and assigns as their ongoing obligation. The Executive, at his option, may consider such a change of control to be an offer to him for early retirement with 100% vesting in lieu of the vesting schedule shown in Paragraph VII.

XIII.
ALIENABILITY

It is agreed that neither the Executive, nor his spouse, nor any other designee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable; and, in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

XIV.
RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

XV.
BENEFIT ACCOUNTING

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued in the amount determined by the Bank’s certified public accounting firm.

XVI.
GENERAL ASSETS OF THE BANK

The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Bank. If the Bank shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any beneficiary of the Executive shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Bank under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Bank and the Executive or any of his beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Bank.

XVII.
NOT A CONTRACT OF EMPLOYMENT

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

XVIII.
HEADINGS

Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

XIX.
AMENDMENT AND TERMINATION

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or terminated, in whole or in part, at any time and from time to time, by the mutual written consent of the Executive and the Bank. Notwithstanding the foregoing, no amendment shall decrease or restrict any right or benefit accrued by the Executive under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive, and no amendment shall be made, or if made, shall be effective, if such amendment would cause the Agreement to violate Code Section 409A. In the event this Agreement is terminated, such termination shall not cause a distribution of benefits, except under limited circumstances as permitted under Section 409A (i.e., upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy).

XX.
TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said tax laws, rules or regulations should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Any such termination or modification shall not be effective to decrease or restrict the Executive’s Accrued Liability Retirement Account under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Executive. Upon a Change in Control, this paragraph shall become null and void effective immediately upon said Change in Control.

XXI.
APPLICABLE LAW

The laws of the Commonwealth of Massachusetts shall govern the validity and interpretation of this Agreement; provided, however, that this Agreement shall be interpreted in accordance with Code Section 409A.

XXII.
EFFECTIVE DATE

The effective date of this Agreement shall be June 17, 2013.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EASTHAMPTON SAVINGS BANK
Easthampton, MA

/s/ Ken Bordewieck	By:	/s/ Paula York
Witness	(Bank Officer other than Insured)
Title:

/s/ Ken Bordewieck		/s/ Matthew S. Sosik
Witness		Matthew S. Sosik